SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                        AMENDMENT NO. 1 to CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): FEBRUARY 23, 1998

                           BENCHMARK ELECTRONICS, INC.
             (Exact name of registrant as specified in its charter)

           TEXAS                   1-10560                    74-2211011
(State or other jurisdiction     (Commission                (IRS Employer
     of incorporation)           File Number)            Identification No.)

   3000 TECHNOLOGY DRIVE, ANGLETON, TEXAS                   77515
  (Address of principal executive offices)               (Zip code)

       Registrant's telephone number, including area code: (409) 849-6550

               The following materials are filed as exhibits to this Current Report on Form 8-K.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

        (a)    Financial Statements of businesses acquired.

                      Independent Auditors' Report
                      Balance Sheets as of December 31, 1996 and 1995 Statements of Income for the Years Ended December 31,
                             1996, 1995 and 1994
                      Statements of Cash Flows for the Years Ended December 31,
                             1996, 1995 and 1994
                      Notes to Financial Statements
                      Balance Sheet as of September 30, 1997 (unaudited) Statements of Income for the Nine Months Ended September
                             30, 1997 and 1996 (unaudited)
                      Statements of Cash Flows for the Nine Months Ended
                             September 30, 1997 and 1996 (unaudited)
                      Notes to Financial Statements (unaudited)

        (b)    Pro Forma Financial Statements of Benchmark.
                     Pro Forma Condensed Combined Balance Sheet as of
                            September 30, 1997 (unaudited)
                     Pro Forma Condensed Combined Statement of Operations for
                            the Year Ended December 31, 1996 (unaudited)
                     Pro Forma Condensed Combined Statement of Operations for
                            the Nine Months Ended September 30, 1997 (unaudited)
                     Notes to Unaudited Pro Forma Condensed Combined
                            Financial Statements (unaudited)

        (c)    Exhibits.


        EXHIBIT
        NUMBER    DESCRIPTION

           2 Purchase Agreement dated as of January 22, 1998 by and between Benchmark Electronics, Inc. and Lockheed Martin Corporation. (previously filed)

          23      Consent of Ernst & Young LLP. (filed herewith)

          99 Credit Agreement dated as of February 23, 1998 by and between Benchmark Electronics, Inc. and Chase Bank of Texas, N. A. (previously filed)

                                S I G N A T U R E

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    BENCHMARK ELECTRONICS, INC.

Dated: March 30, 1998               By: /s/ DONALD E. NIGBOR
                                        -------------------------
                                         Donald E. Nigbor
                                         President

                                    ITEM 7(a)

                   FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

                                            AUDITED FINANCIAL STATEMENTS

                                            LOCKHEED COMMERCIAL
                                            ELECTRONICS COMPANY
                                            (A WHOLLY-OWNED SUBSIDIARY OF
                                             LOCKHEED MARTIN CORPORATION)

                                            As of December 31, 1996 and 1995,
                                            and for each of the three years in
                                            the period ended December 31, 1996

                     Lockheed Commercial Electronics Company
           (A Wholly-Owned Subsidiary of Lockheed Martin Corporation)

                          Audited Financial Statements

              As of December 31, 1996 and 1995, and for each of the
                three years in the period ended December 31, 1996

                                    CONTENTS

Report of Independent Auditors................................................1

Audited Financial Statements

Balance Sheets................................................................2
Statements of Income..........................................................3
Statements of Cash Flows......................................................4
Notes to Financial Statements.................................................5

                         Report of Independent Auditors

Board of Directors
Lockheed Martin Corporation

We have audited the accompanying balance sheets of Lockheed Commercial Electronics Company (the Company) as of December 31, 1996 and 1995, and the related statements of income, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                /s/ ERNST & YOUNG

September 16, 1997
Boston, Massachusetts

                         Lockheed Commercial Electronics Company
                (A Wholly-Owned Subsidiary of Lockheed Martin Corporation)

                                      Balance Sheets

                                      (IN THOUSANDS)

                                                                  DECEMBER 31

                                                                1996      1995
                                                              --------  --------
ASSETS
Current assets:
  Cash .....................................................  $     71  $     83
  Accounts receivable, less allowance for doubtful
    accounts of $831 and $200 in 1996 and 1995,
    respectively ...........................................    32,781    26,022
  Accounts receivable from affiliates ......................     1,214     2,466
  Inventories, net .........................................    37,949    37,695
  Other current assets .....................................        41        54
                                                              --------  --------
Total current assets .......................................    72,056    66,320
Fixed assets, net ..........................................    19,118    12,961
Goodwill, net ..............................................    34,720    35,894
                                                              --------  --------
Total assets ...............................................  $125,894  $115,175
                                                              ========  ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable .........................................  $ 35,478  $ 27,466
  Accrued liabilities ......................................     6,288     4,782
  Accounts payable to affiliates ...........................       358       318
                                                              --------  --------
Total current liabilities ..................................    42,124    32,566

Due to Parent ..............................................    18,768    22,091

Commitments and contingencies

Shareholder's equity:
  Common stock, $1 par value, authorized 10,000
    shares, issued 1,000 shares ............................         1         1
  Additional paid-in capital ...............................    57,401    57,401
  Retained earnings ........................................     7,600     3,116
                                                              --------  --------
Total shareholder's equity .................................    65,002    60,518
                                                              --------  --------
Total liabilities and shareholder's equity .................  $125,894  $115,175
                                                              ========  ========
SEE ACCOMPANYING NOTES

                     Lockheed Commercial Electronics Company
           (A Wholly-Owned Subsidiary of Lockheed Martin Corporation)

                              Statements of Income
                                 (IN THOUSANDS)

                                                 FOR THE YEARS ENDED DECEMBER 31
                                                 1996        1995         1994
                                                --------------------------------
Net sales .................................   $365,506   $ 221,374    $ 194,073
Cost of sales .............................    345,311     203,139      176,194
                                              --------   ---------    ---------
Gross profit ..............................     20,195      18,235       17,879

Operating expenses:
  Selling, general and administrative .....      6,984       6,218        5,347
  Goodwill amortization ...................      1,174       1,174        1,174
  Allocations from parent .................      4,019       1,921        1,968
                                              --------   ---------    ---------
Total operating expenses ..................     12,177       9,313        8,489
                                              --------   ---------    ---------
Operating income ..........................      8,018       8,922        9,390

Other income (expense) ....................         30          (8)        (115)
                                              --------   ---------    ---------
Income before income taxes ................      8,048       8,914        9,275

Provision for income taxes ................      3,564       3,901        4,039
                                              --------   ---------    ---------
Net income ................................   $  4,484   $   5,013    $   5,236
                                              ========   =========    =========

SEE ACCOMPANYING NOTES.

                     Lockheed Commercial Electronics Company
           (A Wholly-Owned Subsidiary of Lockheed Martin Corporation)

                            Statements of Cash Flows
                                 (IN THOUSANDS)

                                                 FOR THE YEARS ENDED DECEMBER 31
                                                     1996       1995      1994
                                                --------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income .....................................  $  4,484   $  5,013   $ 5,236
Adjustments to reconcile net income to net
  cash provided by operations:
   Depreciation and amortization ...............     4,880      3,863     3,234
    Loss on sale of fixed assets ...............         8                  159
   Changes in operating assets and liabilities:
      Accounts receivable ......................    (6,759)    (5,140)   (6,244)
      Accounts receivable from affiliates ......     1,252       (122)      171
      Inventories ..............................      (254)   (10,536)   (3,466)
      Other assets .............................        13        (31)      244
      Accounts payable .........................     8,012      9,070     8,445
      Accounts payable to affiliates ...........        40        (97)     (661)
      Accrued liabilities ......................     1,506        606     1,875
                                                  --------   --------   -------
Net cash provided by operating activities ......    13,182      2,626     8,993

INVESTING ACTIVITIES
Capital expenditures ...........................    (9,875)    (6,982)   (4,348)
Proceeds from sales of fixed assets ............         4        193       443
                                                  --------   --------   -------
Net cash used in investing activities ..........    (9,871)    (6,789)   (3,905)

FINANCING ACTIVITIES
Net cash received from (paid to) parent ........    (3,323)     3,682    (5,253)
                                                  --------   --------   -------
Net decrease in cash ...........................       (12)      (481)     (165)

Cash, beginning of period ......................        83        564       729
                                                  --------   --------   -------
Cash, end of period ............................  $     71   $     83   $   564
                                                  ========   ========   =======
SEE ACCOMPANYING NOTES.

1. BACKGROUND AND DESCRIPTION OF BUSINESS

Lockheed Commercial Electronics Company (the Company), a wholly-owned subsidiary of Lockheed Martin Corporation (Lockheed Martin or the Parent), provides commercial contract electronics manufacturing services, including materials acquisition, assembly, and testing of electronic circuit boards and systems, to companies in the telecommunications, computer peripheral and medical instrumentation industries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Company maintains its books using a 52/53 week year, ending on the last Sunday in the month of December. For purposes of the financial statements, the year end is stated as of December 31. The years ended December 31, 1996 and 1994 had 52 weeks. The year ended December 31, 1995 had 53 weeks.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the amounts of revenue and expenses for the years reported. The most significant of these estimates and assumptions relate to collectibility of accounts receivable and valuation of inventory. Actual results could differ from these estimates.

FIXED ASSETS

Fixed assets are stated at cost and depreciated on the straight-line basis over the estimated useful service lives of the related assets which range from 3 to 8 years.

GOODWILL

Goodwill, which represents the excess of the cost of purchased businesses over the fair value of the net assets acquired, is amortized using a straight-line method over a forty-year period. Accumulated amortization was $12,226 and $11,052 at December 31, 1996 and 1995, respectively. If facts and circumstances indicate potential impairment, the Company assesses the recoverability of its intangible assets based upon estimated undiscounted future cash flows. The impairment, if any, is measured by the difference between the carrying value and estimated fair value. Management believes there is no impairment of the recorded goodwill.

INVENTORIES

Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.

CONCENTRATION OF CREDIT RISK

The Company sells the majority of its products to companies engaged in the manufacture and sale of electronic equipment throughout the United States. Sales to the Company's recurring customers are generally made on an open account term. The Company performs periodic credit evaluations of its ongoing customers and generally does not require collateral. Reserves are maintained for potential credit losses, and such losses have been within management's expectations.

REVENUE RECOGNITION

Revenue from sales of products or services is recognized as products are shipped or as services are rendered.

WARRANTY

The Company provides warranties on its products for various periods. The Company reserves for future warranty costs based on historical failure rates and repair costs. Anticipated costs related to warranties are charged to cost of sales at the time of shipment.

INCOME TAXES

The Company's operations are included in the consolidated federal and combined state income tax returns of the Parent. However, in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No.
109), for the purposes of these financial statements, the provision for income taxes is calculated as if the Company were a separate taxpayer. Accordingly, the provision for income taxes is based upon the Company's reported income before income taxes. Income taxes, current and deferred, are considered to have been paid or charged to Lockheed Martin and are recorded through the Due to Parent account. Deferred tax assets and liabilities are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

EARNINGS PER SHARE

Earnings per share data has not been presented as historical earnings per share is not relevant due to the ownership of the Company by a single entity.

3.  RELATED-PARTY TRANSACTIONS

The Company is involved in material transactions with Lockheed Martin and its affiliates as follows:

ALLOCATION OF PARENT EXPENSES

The Company relies on the Parent for certain services, including treasury, cash management, employee benefits, tax compliance, risk management, internal audit, financial reporting, contract administration and general corporate services to the Company. Allocated costs related to these services are included in the accompanying financial statements and amounted to $4,019, $1,921 and $1,968 in 1996, 1995 and 1994, respectively. These amounts would not be the same had the Company been an independent entity.

SUPPORT ARRANGEMENTS

The Company has entered into informal support arrangements with the Parent. The arrangements provide, among other things, that the Parent undertake to provide certain services for and at the request of the Company including, but not limited to, administration of the pension and savings plan, legal and other general administrative services and group medical, liability and worker's compensation insurance. Administrative fees allocated to the Company for these services were $72, $45 and $39 for 1996, 1995 and 1994, respectively. The Parent also has a centralized domestic cash management system whereby the Company's cash surplus is transferred to the Parent's accounts on a daily basis and cash disbursements are funded by the Parent, as needed, to maintain the disbursement account at a zero balance.

The Due to Parent represents the net of the following transactions:

  Cash advances to and from the Parent in connection with the cash management system.

  Federal and state income taxes payable to the Parent.

  Other intercompany balances payable.

  Employee benefit and insurance liabilities.

RETIREMENT PLANS

The Company's employees participate in a Lockheed Martin-sponsored contributory defined benefit retirement plan covering employees from multiple operating units of Lockheed Martin. The Parent's funding policy is to make contributions at amounts that are tax deductible in accordance with Internal Revenue Code regulations. Benefits generally are based on the employees' compensation and years of service.

Net periodic expense includes the following components:

                                                     1996        1995      1994
                                                 ------------------------------
Service cost--benefits earned during
  the period .................................    $   922     $   688     $ 554
Interest cost on projected benefit
  obligation .................................        759         649       587
Return on plan assets ........................     (2,474)     (3,645)     (144)
Net amortization and deferral ................        980       2,084      (825)
Employee contributions .......................       (166)       (169)     (160)
                                                  ------------------------------
Net periodic pension expense (benefit) .......    $    21     $  (393)    $  12
                                                  ------------------------------

The accrued pension liability in 1996 and 1995 is included in Due to Parent on the accompanying balance sheets and consists of the following:

                                                            1996          1995
                                                         -----------------------
Actuarial present value of projected benefit obligation:
    Accumulated benefit obligation:
      Vested .......................................     $ (6,892)     $ (6,759)
      Nonvested ....................................         (521)         (986)
    Provision for future salary increases ..........       (2,597)       (1,680)
                                                         -----------------------
    Projected benefit obligation ...................      (10,010)       (9,425)
Plan assets at fair value (primarily equity
  and fixed income securities) .....................       18,245        16,144
                                                         -----------------------
Excess of plan assets over projected
  benefit obligation ...............................        8,235         6,719
  Unrecognized net gain ............................      (10,426)       (8,351)
  Unrecognized prior service costs .................          202           241

  Unrecognized asset at transition, less
    amortization at end of year ....................         (350)         (623)
                                                         -----------------------
Accrued pension liability ..........................     $ (2,339)     $ (2,014)
                                                         ======================

The major assumptions used in accounting for the plan were:

                                                               1996         1995
                                                           ---------------------
Discount rate ..........................................        7.8%        7.5%
Rate of increase in compensation levels ................    5.0-8.5%    5.0-8.5%
Expected long-term rate of return on plan
  assets ...............................................        9.0%        8.0%

POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

The Company's employees also participate in Lockheed Martin-sponsored health care and life insurance plans for certain retired employees and dependents. Participants are eligible for these benefits when they retire from active service and meet the defined plan eligibility requirements. These benefits are funded primarily on a pay-as-you-go basis with the retiree generally paying a portion of the cost through contributions, deductibles and coinsurance provisions. Postretirement benefit expense included in the accompanying financial statements was $360, $258 and $226 in 1996, 1995 and 1994, respectively. The accrued postretirement benefit liability included in the Due to Parent account was $1,460 and $2,086 at December 31, 1996 and 1995, respectively.

Postretirement benefit expense includes the following components:

                                                     1996       1995       1994
                                                    -----      -----      -----
Service cost--benefits earned during
  the year ....................................     $ 237      $ 158      $ 148
Interest cost on accumulated
  postretirement benefit obligation ...........       207        145        108
Return on plan assets .........................       (84)       (45)       (30)
                                                    -----      -----      -----
Postretirement benefit expense ................     $ 360      $ 258      $ 226
                                                    =====      =====      =====

An analysis of the funded status and liability for the postretirement benefit plan was as follows:

                                                                1996       1995
                                                             -------    -------
    Actuarial present value of benefit obligations:
      Retirees: ...........................................  $(1,300)   $(1,501)
      Actives:
        Employees eligible to retire ......................     (395)      (360)
        Employees not eligible to retire ..................   (1,136)    (1,045)
                                                             -------    -------
      Accumulated postretirement benefit
            obligation (APBO) .............................   (2,831)    (2,906)
    Plan assets at fair value .............................    1,371        820
                                                             -------    -------
    Accumulated postretirement benefit
      obligation in excess of plan assets .................  $(1,460)   $(2,086)
                                                             =======    =======

The major assumptions used in accounting for the plan were:

                                                                1996       1995
                                                             -------    -------
    Discount rate .........................................      7.8%       7.5%
    Expected long-term rate of return on
      plan assets .........................................      9.0%       8.0%

The medical trend rates used in measuring the APBO were 7.5% in 1996 and 8.0% in 1995, and were assumed to gradually decrease to 4.5% by the year 2004. An increase of one percentage point in the assumed medical trend rates would result in an increase in the APBO of approximately 8.2% at December 31, 1996 and a 1996 post-retirement benefit cost increase of approximately 9.9%.

EMPLOYEE SAVINGS PLAN

Under various employee savings plans sponsored by Lockheed Martin, the Company matches the contributions of participating employees up to a designated level. The extent of the match, vesting terms and the form of the matching contribution vary among the plans. Under these plans, the matching contributions, in cash, Lockheed Martin common stock or both, reflected in the accompanying financial statements for 1996, 1995 and 1994 were $512, $422 and $438, respectively.

INTEREST EXPENSE

Consistent with the Parent's current practice of not allocating interest expense to its wholly-owned operating divisions and subsidiaries, the financial statements do not include a charge for interest for any of the periods presented.

NET SALES TO AFFILIATES

In 1996, 1995 and 1994, the Company recorded $15,688, $16,504 and $13,442, respectively, of net sales to Lockheed Martin and its affiliates.

OTHER

The Company leases its manufacturing facility from the Parent (see Note 9). Building lease expense reflected in the accompanying financial statements for 1996, 1995 and 1994 was $376, $382 and $408, respectively. The Company also subleases a portion of the building to the Parent under the terms of an agreement which is renewable annually and which amounted to $98, $109, and $117 for the years ended December 31, 1996, 1995 and 1994, respectively.

4.  FIXED ASSETS

Fixed assets consist of the following at:

                                                             DECEMBER 31
                                                         -------------------
                                                            1996        1995
                                                         -------     -------
Machinery and equipment ........................         $39,657     $30,745
Furniture and fixtures .........................           1,658       1,658
                                                         -------     -------
                                                          41,315      32,403

Less accumulated depreciation ..................          22,197      19,442
                                                         -------     -------
                                                         $19,118     $12,961
                                                         =======     =======

5.  INVENTORIES

Inventories, net consist of the following:

                                                                DECEMBER 31,
                                                            1996           1995
                                                          -------        -------
Raw materials ....................................        $22,778        $26,862
Work in process and finished goods ...............         15,171         10,833
                                                          -------        -------
                                                          $37,949        $37,695
                                                          =======        =======
6.  INCOME TAXES

The provision for income taxes consists of the following for the years ended December 31:

                                                 1996        1995        1994
                                                ------      ------      -------
Federal income taxes
   Current ...............................      $2,853      $2,786      $ 3,824
   Deferred ..............................          66         408         (534)
                                                ------      ------      -------
    Total federal income taxes ...........       2,919       3,194        3,290

State income taxes
   Current ...............................         630         616          867
   Deferred ..............................          15          91         (118)
                                                ------      ------      -------
    Total state income taxes .............         645         707          749
                                                ------      ------      -------
Provision for income taxes ...............      $3,564      $3,901      $ 4,039
                                                ======      ======      =======

The following is a reconciliation of the difference between the statutory tax rate and the effective tax rate:

                                                       1996      1995      1994
                                                     ------    ------    ------
Statutory federal tax rate .......................     34.0%     34.0%     34.0%
Increase in tax rate resulting from:
   Goodwill amortization .........................      5.0       4.5       4.4
   State income taxes, net of federal income
       tax benefit ...............................      5.3       5.2       5.2
   Other .........................................     --          .1      --
                                                     ------    ------    ------
Effective tax rate ...............................     44.3%     43.8%     43.6%
                                                     ======    ======    ======

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The primary components of the Company's deferred tax assets and liabilities at December 31, 1996 and 1995 which are included in the Due to Parent in the accompanying financial statements were as follows:

                                                              1996          1995
                                                            ------        ------

Deferred tax assets related to:
 Accrued compensation and benefits .................        $  931        $  838
 Inventory .........................................         1,924         1,647
 Other .............................................           897           714
                                                            ------        ------
                                                             3,752         3,199
Deferred tax liabilities related to:
 Fixed assets ......................................         2,014         1,380
                                                            ------        ------
   Net deferred tax asset ..........................        $1,738        $1,819
                                                            ======        ======

The Company believes that it is more likely than not that the net deferred tax asset will be realized through future reduced income tax payments to the Parent.

7.  INDUSTRY AND SIGNIFICANT CUSTOMERS

INDUSTRY

The Company operates primarily in one industry segment, contract manufacturing, with sales to customers in the United States and Europe. Approximately 86% of the Company's net sales in 1996 were in the United States and the remaining 12% were export sales. Export sales were less than 10% in 1995 and 1994.

SIGNIFICANT CUSTOMERS

As a percentage of net sales, net sales to significant customers were as follows:

                                               1996          1995          1994
                                               ----          ----          ----
EMC ..................................           49%           51%           61%
Shiva Corporation ....................           11%            7%            4%

Accounts receivable pertaining to these customers as a percentage of total trade accounts receivable were as follows at December 31:

                                               1996          1995          1994
                                               ----          ----          ----
EMC ..................................           33%           37%           52%
Shiva Corporation ....................           14%           13%            9%

8.  COMMITMENTS AND CONTINGENCIES

LEASES

The Company leases certain equipment under noncancellable operating leases. Leases covering major items of equipment contain renewal and/or fair market value purchase options which may be exercised by the Company. The Company also leases a building from an affiliate of the Parent. At December 31, 1996, future minimum payments for operating leases with initial or remaining terms in excess of one year were as follows:

                                          BUILDING        EQUIPMENT        TOTAL
                                          --------        ---------       ------
                            1997          $  376          $  398          $  774
                            1998             376             398             774
                            1999             262             327             589
                            2000             254            --               254
                            2001             254            --               254
                            Thereafter       190            --               190
                                          ------          ------          ------
                                          $1,712          $1,123          $2,835
                                          ======          ======          ======

Rent expense related to all operating leases was $621, $590 and $519 in 1996, 1995 and 1994, respectively.

LEGAL PROCEEDINGS

The Company is subject to various legal proceedings and claims which arise during the ordinary course of business. In the opinion of management, the ultimate liability, if any, with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company.

                                     UNAUDITED FINANCIAL STATEMENTS

                                     LOCKHEED COMMERCIAL
                                     ELECTRONICS COMPANY
                                     (A WHOLLY-OWNED SUBSIDIARY OF
                                     LOCKHEED MARTIN CORPORATION)

                                     As of September 30, 1997, and for
                                     the nine-month periods ended September 30, 1997 and 1996

                                     Balance Sheet
                                    (IN THOUSANDS)

                                                   SEPTEMBER 30,
                                                       1997
                                                  ----------------
ASSETS                                              (Unaudited)

CURRENT ASSETS:
   Cash                                             $           57
    Accounts receivable, less allowance for
      doubtful accounts of $1,481                           23,475
   Accounts receivable from affiliates                       1,013
   Inventories, net                                         37,143
   Other current assets                                        100
                                                     -------------
        Total current assets                                61,788

Fixed assets, net                                           17,549
Goodwill, net                                               33,840
                                                     -------------
           Total Assets                              $     113,177
                                                     =============

LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
   Accounts payable                                  $      18,947
   Accrued liabilities                                       4,613
   Accounts payable to affiliates                              357
                                                     -------------
        Total current liabilities                           23,917

      Due to Parent                                         23,574

  Commitments and Contingencies

SHAREHOLDER'S EQUITY:
  Common stock, $1 par value, authorized 10,000
  shares,  issued 1,000 shares                                   1
    Additional paid in capital                              57,401
    Retained earnings                                        8,284
                                                      ------------
     Total shareholder's equity                             65,686
                                                      ------------
Total Liabilities and Shareholder's Equity            $    113,177
                                                      ============

                  SEE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS.

                                 Statements of Income

                                    (IN THOUSANDS)

                                             FOR THE NINE-MONTH PERIODS
                                                 ENDED SEPTEMBER 30,
                                                    1997     1996
                                                   -------  -------
                                                      (Unaudited)

Net sales ....................................... $214,225 $272,545
Cost of sales ...................................  204,493  259,254
                                                   -------  -------

Gross profit ....................................    9,732   13,291

Operating expenses:
   Selling, general and administrative ..........    4,655    4,876
   Goodwill amortization ........................      880      880
      Allocations from Parent ...................    2,882    3,014
                                                   -------  -------
        Total operating expenses ................    8,417    8,770
                                                   -------  -------

Operating income ................................    1,315    4,521

Other income ....................................       42      457
                                                   -------  -------

Income before income taxes ......................    1,357    4,978

Provision for income taxes ......................      673    2,206
                                                   -------  -------

Net income ......................................  $   684  $ 2,772
                                                   =======  =======


SEE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS

                               Statements of Cash Flows

                                    (IN THOUSANDS)

                                                      FOR THE NINE-MONTH PERIODS
                                                             ENDED SEPTEMBER 30,
                                                               1997        1996
                                                           ---------------------
                                                                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income .............................................   $    684   $    2,772
Adjustments to reconcile net income to net
cash provided by operations:
   Depreciation and amortization .......................      3,815       3,613
      (Gain) loss on sale of fixed assets ..............                      5
   Changes in operating assets and liabilities:
        Accounts receivable ............................      9,306     (20,284)
        Accounts receivable from affiliates ............        201       1,271
        Inventories ....................................        806      (5,898)
        Other assets ...................................        (59)         24
        Accounts payable ...............................    (16,533)     10,982
        Accounts payable to affiliates .................         (1)       (102)
        Accrued liabilities ............................     (1,675)       (980)
                                                           ---------------------
      Net cash used by operating activities ............     (3,456)     (8,992)

INVESTING ACTIVITIES
Capital expenditures ...................................     (1,364)     (9,603)
                                                           ---------------------
FINANCING ACTIVITIES
Net cash received from parent ..........................      4,806      19,901
                                                           ---------------------
Net increase (decrease) in cash ........................        (14)      1,306

Cash, beginning of period ..............................         71          83
                                                           ---------------------
Cash, end of period ....................................         57       1,389
                                                           =====================

SEE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS.

                               September 30, 1997

NOTES TO UNAUDITED INTERIM INFORMATION

1.  UNAUDITED INTERIM INFORMATION

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. The accompanying unaudited financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and, therefore, should be read in conjunction with the audited financial statements.

2.  INVENTORIES

Inventories, net consist of the following:





Raw materials                                       26,154
Work in process and finished goods                  10,989
                                        ------------------
                                                    37,143
                                        ==================

3.  LEGAL PROCEEDINGS

The Company is subject to various legal proceedings and claims which arise during the ordinary course of business. In the opinion of management, the ultimate liability, if any, with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company.

4.  SUBSEQUENT EVENT

On February 23, 1998, Lockheed Commercial Electronics Company was sold to Benchmark Electronics, Inc. for a purchase price of $70 million.

                                    Item 7(b)

                   PRO FORMA FINANCIAL STATEMENTS OF BENCHMARK

                           BENCHMARK ELECTRONICS, INC.
                PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)

        The following pro forma condensed combined financial statements (unaudited) are based upon (i) the historical consolidated financial statements of Benchmark included in its Annual Report on Form 10-K for the year ended December 31, 1996 and the Form 10-Q for the period ended September 30, 1997 previously filed by Benchmark with the Securities and Exchange Commission and
(ii) the historical financial statements of Lockheed Commercial Electronics Company (LCEC) which are included elsewhere in this report, and should be read in conjunction with such financial statements and notes thereto.

        The historical condensed balance sheets present the financial position of Benchmark and LCEC as of September 30, 1997. The unaudited pro forma condensed combined balance sheet as of September 30, 1997 assumes the acquisition of LCEC by Benchmark occurred as of that date.

        The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1996 and the nine-months ended September 30, 1997 were prepared assuming that the acquisition of LCEC and EMD by Benchmark was consummated as of January 1, 1996. The unaudited pro forma condensed combined statements of operations give effect to (i) the acquisition under the purchase method of accounting and (ii) certain estimated operational and financial combination benefits that are a direct result of the acquisition.

        The unaudited pro forma condensed combined financial statements have been prepared based upon assumptions deemed appropriate by Benchmark and may not be indicative of actual results of the future operations of the combined companies.

        The allocation of the purchase price is, in certain instances, based on preliminary information and is therefore subject to revision when additional information concerning asset and liability valuations is obtained. In the opinion of Benchmark's management, such asset and liability valuations will not be materially different from those shown in the accompanying condensed pro forma financial statements.

                           Benchmark Electronics, Inc.
                   Pro Forma Condensed Combined Balance Sheet
                            As of September 30, 1997
                                   (unaudited)

                                                                   HISTORICAL              PRO FORMA
                                                            ---------------------- ------------------------
                                                                                                    PRO FORMA
                                                             BENCHMARK     LCEC                      COMBINED
                                                              9/30/97     9/30/97    ADJUSTMENTS     9/30/97
                                                              -------     -------    -----------     -------
                                                                    ($ in thousands, except per share amounts)
         ASSETS
Current Assets:
    Cash and cash equivalents ............................  $  20,620   $      57   $ (19,457)(e)  $  1,220
    Accounts receivable, net .............................     39,771      23,475                    63,246
    Accounts receivable from affiliates ..................       --         1,013                     1,013
    Inventories ..........................................     64,485      37,143                   101,628
    Prepaid expenses and other assets ....................      1,715         100                     1,815
    Deferred tax asset ...................................      1,091        --         3,988(e)      5,079
                                                            ---------   ---------   ---------      --------
       Total current assets ..............................    127,682      61,788     (15,469)      174,001
                                                            ---------   ---------   ---------      --------
Net property, plant and equipment ........................     31,363      17,549                    48,912
Goodwill, net ............................................     23,098      33,840     (33,840)(e)    37,491
                                                                                       14,393 (e)

Marketable securities ....................................     11,543        --       (11,543)(e)      --
Other assets .............................................        257        --                         257
                                                            ---------   ---------   ---------      --------
                                                            $ 193,943   $ 113,177   $ (46,459)     $260,661
                                                            =========   =========   =========      ========

       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Current portion of long-term debt ....................  $     182   $    --      $             $    182
    Accounts payable .....................................     39,948      18,947                    58,895
    Accrued liabilities ..................................      5,712       4,613                    10,325
    Accounts payable to affiliates .......................       --           357                       357
    Income taxes payable .................................         39        --                          39
                                                            ---------   ---------   ---------      --------
       Total current liabilities .........................     45,881      23,917        --          69,798
                                                            ---------   ---------   ---------      --------
Long-term debt, less current portion .....................     30,365        --        40,000(e)     70,365
Deferred tax liability ...................................      1,378        --         2,801(e)      4,179
Due to parent ............................................       --        23,574     (23,574)(e)      --
                                                            ---------   ---------   ---------      --------
       Total liabilities .................................     77,624      47,491      19,227       144,342

Shareholders' Equity
    Preferred shares .....................................       --          --          --
    Common shares ........................................      1,152           1          (1) (e)    1,152
    Additional paid-in capital ...........................     69,089      57,401     (57,401) (e)   69,089
    Retained earnings ....................................     46,198       8,284      (8,284) (e)   46,198
    Less treasury shares, at cost ........................       (120)       --                        (120)
                                                            ---------   ---------   ---------      --------
       Total shareholders' equity ........................    116,319      65,686      65,686       116,319
                                                            ---------   ---------   ---------      --------
                                                            $ 193,943   $ 113,177   $  46,459      $260,661
                                                            =========   =========   =========      ========

See accompanying notes to pro forma condensed financial statements

                                  Benchmark Electronics, Inc.
                     Pro Forma Condensed Combined Statement of Operations
                             For the year ended December 31, 1996

                                                              HISTORICAL                                    PRO FORMA
                                                   -------------------------------------  ------------------------------------------
                                                                 EMD
                                                  BENCHMARK  SEVEN MONTHS
                                                 CONSOLIDATED  PRIOR TO      LCEC
                                                  YEAR ENDED  ACQUISITION TWELVE MONTHS       EMD               LCEC       COMBINED
                                                   12/31/96     7/31/96    12/31/96        ADJUSTMENTS       ADJUSTMENTS   12/31/96
                                                   --------     -------    --------        -----------       -----------   --------
                                             ($ in thousands, except per share amounts)
Sales .......................................     $201,296     $91,002     $365,506                                        $657,804
Cost of sales ...............................      177,981      83,997      345,311                                         607,289
                                                   --------     -------    --------                                        --------
Gross profit ................................       23,315       7,005       20,195                                          50,515

Selling, general & administrative
    expenses ................................        7,228       4,524       11,003         (233)(a)                         22,522
Amortization of goodwill ....................          696        --          1,174          974 (b)            (214)(f)      2,630
                                                   --------     -------    --------        -----------       -----------   --------
Income from operations ......................       15,391        2,481       8,018         (741)               (214)        25,363

Interest and other income ...................          534          758          30                             (170)(g)      1,152
Interest expense ............................       (1,442)        (803)                  (1,727)(c)          (2,700)(h)     (6,672)
                                                   --------     -------    --------        -----------       -----------   --------
Income before taxes .........................       14,483        2,436       8,048       (2,468)             (2,656)        19,843

Income taxes ................................        5,619          840       3,564         (580)(d)          (1,048)(i)      8,396
                                                   --------     -------    --------        -----------       -----------   --------
Net income ..................................   $    8,864   $    1,596  $    4,484   $   (1,888)          $  (1,608)       $11,447
                                                   ========     =======    ========        ===========       ===========   ========
Earnings per common share -
    Diluted..................................   $     0.96                                                                  $  1.08
Earnings per common share -
    Basic....................................   $     0.99                                                                  $  1.11
Wtd Avg Common Shares O/S -
    Diluted..................................        9,222                                                                   10,572
Wtd Avg Common Shares O/S -
    Basic....................................        8,976                                                                   10,326

See accompanying notes to pro forma condensed combined financial statements.

                                  Benchmark Electronics, Inc.
                     Pro Forma Condensed Combined Statement of Operations
                                   As of September 30, 1997
                                          (unaudited)

                                                                        HISTORICAL                       PRO FORMA
                                                              ----------------------------------------------------------------------
                                                               BENCHMARK
                                                             CONSOLIDATED          LCEC                                   PRO FORMA
                                                              NINE MONTHS        NINE MONTHS                               COMBINED
                                                                9/30/97            9/30/97           ADJUSTMENTS            9/30/97
                                                                -------            -------           -----------            -------
                                                                             ($ in thousands, except per share amounts)
Sales ...............................................         $ 237,062          $ 214,225                                $ 451,287
Cost of sales .......................................           208,198            204,493                                  412,691
                                                              ---------          ---------             ---------            -------
Gross profit ........................................            28,864              9,732                                   38,596

Selling, general & administrative
     expenses .......................................             9,394              7,537                                   16,931
Amortization of goodwill ............................             1,252                880                  (160)(f)          1,972
                                                              ---------          ---------             ---------            -------
Income from operations ..............................            18,218              1,315                  (160)            19,693

Interest and other income ...........................             1,026                 42                  (849)(g)            219
Interest expense ....................................            (1,857)                                  (2,025)(h)         (3,882)
                                                              ---------          ---------             ---------            -------
Income before taxes .................................            17,387              1,537                (2,714)            16,030

Income taxes ........................................             6,527                673                  (759)(i)          6,441
                                                              ---------          ---------             ---------            -------
Net income ..........................................         $  10,860          $     684             $  (1,955)           $ 9,589

Earnings per common share - Diluted .................         $    0.90                                                     $  0.80
Earnings per common share - Basic ...................         $    0.94                                                     $  0.83
Wtd Avg Common Shares O/S - Diluted .................            12,021                                                      12,021
Wtd Avg Common Shares O/S - Basic ...................            11,494                                                      11,494

See accompanying notes to pro forma condensed combined financial statements.

     NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

1.      BASIS OF PRESENTATION

        On February 23, 1998, Benchmark acquired all of the outstanding stock of Lockheed Commercial Electronics Company (LCEC), located in Hudson, New Hampshire, for $70 million in cash, a portion of which was funded by bank debt.

        On July 30, 1996, Benchmark acquired the outstanding stock of EMD Technologies, Inc. (EMD). This business, headquartered in Winona, Minnesota, was acquired for 1,349,928 shares of common stock, $30,447,033 in cash and approximately $2,200,000 in acquisition costs.

        These acquisitions are accounted for using the purchase method of accounting for business combinations. Each of Benchmark's, EMD's and LCEC's fiscal years end December 31.

2.      PRO FORMA ADJUSTMENTS

        EMD PRO FORMA ADJUSTMENTS

        a. The adjustment to selling, general and administrative expense reflects the estimated cost savings realized through consolidation of duplicative executive functions as a direct result of the merger.

        b. The adjustment to amortization expense reflects the amortization of goodwill incurred in connection with the transaction over an estimated useful life of 15 years. Goodwill recorded represents the purchase price in excess of the fair value of assets acquired of EMD. The application of purchase accounting was based on a total purchase price of $53,165,975.

        c. The adjustment to interest expense reflects the additional interest expense, at an interest rate of 8% per annum, which reflects the interest rate on the debt incurred in connection with the transaction.

        d. The adjustment to income taxes reflects the tax effect (federal and state) associated with the above pro forma adjustments.

        LCEC PRO FORMA ADJUSTMENTS

        e. The pro forma entries to cash and cash equivalents, goodwill, deferred taxes, marketable securities, debt, due to Parent and equity reflect the application of purchase accounting based on a total purchase price of $70,000,000 plus approximately $1,000,000 of estimated closing costs, which include professional and financial advisory fees. Goodwill recorded represents the purchase price in excess of the fair value of assets acquired of LCEC. The debt entries record the borrowing used to finance the acquisition.

        f. The adjustment to amortization expense reflects the amortization of goodwill incurred in connection with the acquisition over an estimated useful life of 15 years net of reversal of LCEC goodwill amortization.

        g. The adjustment to interest and other income reflects the loss of interest income from the use of investments for a portion of the acquisition purchase price.

        h. The adjustment to interest expense reflects the additional interest expense, at an interest rate of 6.75% per annum, which reflects rates currently available to the Company, on the debt incurred in connection with the acquisition.

        i. The adjustment to income taxes reflects the tax effect (federal and state) associated with the above pro forma adjustments.

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                       DESCRIPTION

   23                 Consent of Ernst & Young LLP.

                                                                      EXHIBIT 23

                          CONSENT OF ERNST & YOUNG LLP

        We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-61660, 333-28997 and 333-26805) of Benchmark Electronics, Inc. of our report dated September 16, 1997, with respect to the balance sheets of Lockheed Commercial Electronics Company as of December 31, 1996 and 1995, and the related statements of income, and cash flows for each of the three years in the period ended December 31, 1996, which report appears in this Amendment No. 1 to Current Report of Benchmark Electronics, Inc. for Form 8-K/A dated February 23, 1998.

                                                          Ernst & Young LLP

Boston, Massachusetts
March 25, 1998